Exhibit 4.1

ACCESSION AGREEMENT
This ACCESSION AGREEMENT (this “Agreement”), dated as of March 27, 2012, is made by UPC Germany HoldCo 1 GmbH (“UPC Germany”) and The Bank of New York Mellon, London Branch as the Trustee (“Trustee”), under the Indenture referred to below.
WHEREAS, Kabel BW Musketeer GmbH, previously known as Musketeer GmbH (“Kabel BW Musketeer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 31, 2011 providing for the issuance of an initial aggregate principal amount of €680,000,000 9½% Senior Notes due 2021 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances UPC Germany shall execute and deliver to the Trustee an Accession Agreement pursuant to which UPC Germany shall accede to the Indenture, as issuer, and assume all of the obligations of the Issuer under the Indenture and the Notes;
WHEREAS, the Indenture provides that upon the execution and delivery of this Accession Agreement, Kabel BW Musketeer shall be released from its obligations, as issuer, under the Indenture and the Notes; and
WHEREAS, pursuant to Section 4.25 of the Indenture, the Trustee is authorized to execute and deliver this Accession Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, UPC Germany and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.CAPITALIZED TERMS. Capitalized terms used in this Accession Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.
2.    AGREEMENT TO ACCEDE. UPC Germany hereby agrees to accede to the Indenture, as issuer, on the terms and conditions set forth in this Accession Agreement and the Indenture. In particular connection with such succession, UPC Germany agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Indenture and (b) to perform in accordance with its terms all of the obligations which by the terms of the Indenture are required to be performed by Kabel BW Musketeer. Furthermore, UPC Germany agrees to comply with and be bound by all of the terms of, and perform all of its obligations under the Indenture and the Notes as the “Issuer”.
3.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS ACCESSION AGREEMENT BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
4.    COUNTERPARTS. The parties may sign any number of copies of this Accession Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.
5.    EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

6.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Accession Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by UPC Germany.
7.    RATIFICATION OF INDENTURE; ACCESSION AGREEMENT PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Accession Agreement shall form a part of the Indenture for all purposes.
8.    SUCCESSORS. All covenants and agreements in this Accession Agreement by the parties hereto shall bind their successors.

(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Accession Agreement to be duly executed and attested, as of the date first above written.

UPC GERMANY HOLDCO 1 GMBH
By:	Authorized Signatory
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON BRANCH
By:	Authorized Signatory
Name:
Title:

(Signature Page to the Accession Agreement)